Exhibit 14

[Letterhead of Sullivan & Cromwell LLP]

September 14, 2022

Asian Infrastructure Investment Bank,

AIIB Headquarters, Tower A,

Asia Financial Center, No. 1 Tianchen East Road,

Chaoyang District, Beijing 100101,

People’s Republic of China.

Ladies and Gentlemen:

We are acting as counsel to the Asian Infrastructure Investment Bank (“AIIB”), in connection with the issuance and delivery, on the date hereof, of $2,000,000,000 aggregate principal amount of AIIB’s 3.750% Notes due 2027 (the “Notes”). AIIB filed with the Securities and Exchange Commission (the “Commission”) a registration statement (No. 333-261099), as amended (the “Registration Statement”), pursuant to Schedule B of the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act, and the proposed issuance and sale on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Act, of debt securities of AIIB, including the Notes.

In rendering this opinion, we have examined the following documents:

1.

The Fiscal Agency Agreement dated May 16, 2019 (the “Fiscal Agency Agreement”) between the Bank and Citibank, N.A., London Branch as Fiscal Agent (the “Fiscal Agent”), relating to the issue from time to time of debt securities of AIIB, including the Notes; and

2.	Specimens of the Notes.

We also have examined such records of AIIB, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Notes constitute valid and legally binding obligations of AIIB, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Asian Infrastructure Investment Bank

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of AIIB and other sources believed by us to be responsible, and we have assumed, without independent verification, that: (i) the Articles of Agreement of AIIB, an international agreement that entered into force on December 25, 2015 (the “Articles of Agreement”), have been duly executed and ratified by all of the signatory countries, and the Articles of Agreement constitute a legally binding obligation of the signatory countries under public international law; (ii) AIIB has full power and authority under the Articles of Agreement to execute and deliver the Notes, to incur the obligations to be incurred by it as provided therein, and to perform and observe the provisions thereof; (iii) the execution, delivery and performance by AIIB of the Notes are in compliance with the Articles of Agreement and have been duly authorized by all necessary action on its part, and no constitutional, legislative, executive, administrative or other governmental action on the part of any signatory country is necessary in order to duly authorize the execution, delivery and performance by AIIB of the Notes; (iv) the Fiscal Agency Agreement has been duly authorized, executed and delivered by each of AIIB and the Fiscal Agent; (v) the Notes conform to the specimens thereof examined by us; (vi) the Fiscal Agent’s certificates of authentication of the Notes have been manually signed by one of the Fiscal Agent’s authorized officers; (vii) the Notes have been delivered against payment as contemplated in the Registration Statement; and (viii) the signatures on all documents examined by us are genuine.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Notes.

We hereby consent to the filing of this opinion as an exhibit to AIIB’s annual report on Form 18-K for the fiscal year ended December 31, 2021. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP